RESEARCH FRONTIERS ANNOUNCES NEW SPD-SMARTGLASS
ARCHITECTURAL LICENSE WITH TEKNOGLASS SOLUTIONS
AT IDTECHEX ENERGY HARVESTING CONFERENCE

Berlin, Germany. April 2, 2014 – During his keynote address today at the IDTechEx Energy Harvesting Conference in Berlin, Germany, Joseph Harary, President and CEO of Research Frontiers, announced that Teknoglass Solutions LLP has acquired a license from Research Frontiers Inc. to make and sell SPD-SmartGlass architectural smart window products in the United Kingdom and Republic of Ireland. The non-exclusive license grants Teknoglass the right to manufacture and sell SPD-SmartGlass architectural products including windows, doors, solar shading screens, curtainwalls, skylights and skylights, and provides for a 15% royalty to Research Frontiers on sales of licensed SPD-SmartGlass products. The minimum annual royalties and other fees and license terms were not disclosed.

Research Frontiers (Nasdaq: REFR) is the developer and licensor of patented SPD-Smart light-control film technology. SPD-Smart light control film technology transforms widely used products – windows, skylights and more – into products that instantly and precisely control the light, glare and heat entering a home, office, or vehicle. SPD-SmartGlass is instantly tunable to an infinite number of light transmission states regardless of window size, and easily adapts to individual preferences using control devices ranging from basic dimmer switches and photosensors to those that are integrated into a smart home or office intelligent control system. These unequalled performance characteristics help optimize energy-saving daylight harvesting benefits and many other desired outcomes such as increased security, noise reduction and protection from harmful ultraviolet light.

Robert Hudson, Technical Director of Teknoglass Solutions, noted: “The global glass industry is entering a new era where high-performing smart glass products will satisfy longstanding market needs and new ones ranging from energy efficiency to distinctive aesthetics. Our agreement with Research Frontiers, and extensive architectural contact base, reflect a strong belief that SPD-SmartGlass is a strategically-important technology offering tremendous functionality and other benefits to the user. It offers excellent sales potential for our company.”

Joseph M. Harary, President and CEO of Research Frontiers, noted: “Buildings consume over 40% of energy and 73% of electricity. Imagine transforming the skin of a building so that it adapts to changing environmental conditions. Now combine this with sophisticated and custom design and engineering provided by Teknoglass Solutions. It is for these reasons, and their longstanding experience with SPD-SmartGlass technology in some of the world’s most prominent architectural uses of SPD-SmartGlass, that we welcome Teknoglass Solutions as a licensee and are confident in their success to continue to make homes and buildings more beautiful, energy-efficient, and comfortable for occupants.”

About Teknoglass Solutions LLP.

Teknoglass Solutions is a leading authority on the design, manufacture and installation of electronically switchable glass. Its founders have over a decade’s experience the engineering, design, manufacturing and installation of Research Frontiers’ SPD-SmartGlass architectural products in Europe and the Middle East. In addition they are recognized as leading innovators in the field of environmental engineering, HVAC and bespoke natural ventilation systems. The use of intelligent glass (SPD) in conjunction with specialist natural ventilation is a leading initiative in new building designs in the United Kingdom.

Teknoglass Solutions LLP is a dedicated manufacturer of electronically switchable glass. These technologically advanced glass products are quickly advancing from niche to mainstream offerings with particular value in the commercial, residential, retail, security, transport, healthcare and hospitality sectors. The company’s main products are SPD-SmartGlass for solar control and LC SmartGlass for privacy.

Teknoglass products encompass a wide range of glass and plastic configurations and the company has distinctive competencies with smart glass products that are curved, colored, firerated, anti-reflective, anti-X-ray and impact-resistant. Teknoglass also offers projection screens that use smart glass and products that have touch screen capability. Teknoglass Solutions provides extensive installation training and service, and is known for its commitment to product quality and customer service.

Teknoglass Solutions has its headquarters, manufacturing, finance and R&D centres in Portsmouth and Colchester, and has commercial, sales and technical offices throughout the United Kingdom. With the intention of concentrating its products and markets, Teknoglass only produces electronically switchable glass products and, because of continued research and development initiatives, it is expanding its range of smart glass products to meet the needs of growing specialist markets in the architecture, transport and medical fields. Each piece of SPD-Smart controllable glass produced is bespoke made to meet and exceed its clients’ needs. What makes Teknoglass different is that it can offer a complete ‘turnkey’ service, not only the glass but with its design and support staff, can offer framing systems, installation, controls, electrical wiring and most importantly customer aftercare. For more information, please visit our website at www.teknoglass-solutions.co.uk.

For further information about Teknoglass Solutions and its products and services, please contact:

Robert Hudson
Technical Director
Teknoglass Solutions LLP.
+44-2392-571122
b.hudson@teknoglass-solutions.co.uk

Kevin Root
Commercial Director
Teknoglass Solutions LLP.
+44-2392-571122
k.root@teknoglass-solutions.co.uk

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc.

For further information about Research Frontiers and SPD-SmartGlass technology, please contact:

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com